Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD ANNOUNCES $250 MILLION SHARE REPURCHASE
FROM FOUNDING SHAREHOLDERS
PEMBROKE, BERMUDA, August 8, 2010 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported that the company has repurchased $250 million of its common shares from certain GS Capital Partners and other investment funds, which are affiliates of The Goldman Sachs Group, Inc. and founding shareholders of Allied World. Allied World has repurchased five million common shares at $50 per share, representing approximately a 0.5% discount to the company’s closing stock price of $50.23 on August 6, 2010. The repurchase represents approximately 9.4% of the diluted common shares outstanding as of June 30, 2010. Following the repurchase, these affiliates of The Goldman Sachs Group, Inc. hold approximately 3.16 million non-voting shares of Allied World, or approximately 7.2% of the company’s total common shares issued and outstanding. The repurchase has been executed separately from the company’s $500 million share repurchase program that was authorized by its Board of Directors in May 2010. This transaction was funded using available cash on hand.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, Europe, Hong Kong, Singapore and the United States. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
Source: Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: www.awac.com